Exhibit 99.1

PRESS RELEASE Comcast Corporation One Comcast Center Philadelphia, PA 19103 www.comcastcorporation.com

COMCAST CORPORATION PROMOTES MIKE CAVANAGH TO PRESIDENT

PHILADELPHIA – OCTOBER 12, 2022 – Comcast Corporation today announced that Mike Cavanagh has been named President. With this promotion, Mike will work closely with Chairman and CEO Brian L. Roberts to manage the businesses and teams across the company. Mike will be only the third President in the company’s 59-year history. He will remain Chief Financial Officer.

“Today’s promotion will come as no surprise – Mike is admired and trusted by those who know and work with him,” said Roberts. “Mike has brought incredible operational and financial expertise to Comcast and is an integral part of our special company. He’s an outstanding partner and together we are focused on continuing to create new and exciting opportunities for growth.”

“It’s an honor to work with Brian to lead this great company,” Cavanagh added. “We have exceptional businesses with world-class executives in Dana, Dave, and Jeff and I’m proud to call them my partners. I look forward to working together to shape the bright future of Comcast.”

Mike joined Comcast seven years ago as Chief Financial Officer. With his leadership, the company has expanded its reach significantly in the US and globally. Mike came to Comcast after more than 20 years in the financial services industry. He was Co-CEO of JPMorgan Chase’s Corporate & Investment Bank from 2012 to 2014, a global leader in its industry with over $30 billion in revenue at the time and more than 60,000 employees located in nearly 100 countries. In this role, Mike co-headed all investment banking, cash management, investor services, and the largest global markets and trading business in the world. He also served as JPMorgan Chase’s CFO for six years – helping steer the company to successfully navigate the financial crisis.

In addition, at JPMorgan Chase and its predecessor firms, Mike held various key positions that were critical to the company’s success, including CEO of the firm’s Treasury & Securities Services division, Head of Strategy and Planning, and Chief Operating Officer of Middle Market Banking. Immediately prior to joining Comcast, he briefly served as Co-President and Co-Chief Operating Officer of The Carlyle Group, a leading global alternative asset manager.

Mike earned a B.A. from Yale University and a J.D. from the University of Chicago. He serves on the Board of Trustees of Yale and is Chairman of its Investment Committee, which has more than $40 billion under management. Mike also serves on the board of HealthVerity and is a member of the Council on Foreign Relations.

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company that connects people to moments that matter. We are principally focused on connectivity, aggregation, and streaming with 57 million customer relationships across the United States and Europe. We deliver broadband, wireless, and video through our Xfinity, Comcast Business, and Sky brands; create, distribute, and stream leading entertainment, sports, and news through Universal Filmed Entertainment Group, Universal Studio Group, Sky Studios, the NBC and Telemundo broadcast networks, multiple cable networks, Peacock, NBCUniversal News Group, NBC Sports, Sky News, and Sky Sports; and provide memorable experiences at Universal Parks and Resorts in the United States and Asia. Visit www.comcastcorporation.com for more information.

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Media Contacts	Investor Contact
Jennifer Khoury	Marci Ryvicker
(215) 286-7408	(215) 286-4781
Jennifer_Khoury@Comcast.com	Marci_Ryvicker@Comcast.com

John Demming

(215) 286-8011

John_Demming@Comcast.com